Exhibit 10.1

AMENDMENT TO MEMORANDUM OF UNDERSTANDING

This Amendment to Memorandum of Understanding (the “Amendment”) is entered into on this 30 day of August 2013 between Helios and Matheson Information Technology Limited, a company incorporated under the Companies Act, 1956 having its registered office at Cybervale #02-01, Mahindra World City, Chennai 603 002 India represented by its CEO and Managing Director, Mr. G. K. Muralikrishna (referred to herein as “HMIT”) and Helios and Matheson Analytics Inc. (formerly Helios and Matheson North America Inc.), a corporation formed under the laws of the state of Delaware, United States, having its registered office at Empire State Building, 350 5th Avenue, New York, New York 10118 represented by its President and CEO Divya Ramachandran (referred to herein as “HMNY”). Together, HMIT and HMNY are sometimes referred to in the Amendment as “the parties”. The Amendment is based upon the following:

RECITALS

A.     On September 22, 2010 the parties entered into a Memorandum of Understanding (the “MOU”) pursuant to which HMIT agreed to provide certain Off-shore Development Centers (“ODCs”) to HMNY together with technology and management support in running the ODCs and other services by way of human resources and support in technology, client engagement and management (the “Other Services”).

B.     Pursuant to the MOU, HMNY furnished a $1 million security deposit to HMIT (the “Security Deposit”) in view of the above-described commitment made by HMIT to capital expenditure and revenue expenses and to secure HMIT’s receivables from HMNY.

C.     As stated in the MOU, the Security Deposit would increase as and when business operations are scaled up.

D.     HMNY’s business operations are scaling up and expanding since entering into the MOU; the Company's strategy is to move beyond IT to offer its clients an enhanced suite of services of predictive analytics with technology at its foundation enriched by data science. These have required an increasing amount of capital expenditure, revenue expenses and Other Services provided and paid by HMIT, which have exceeded and are expected to continue to exceed the amounts invoiced by HMIT to HMNY from time to time under the MOU.

E.     In view of the foregoing, HMNY and HMIT desire to amend the MOU to increase the Security Deposit by an additional $1 million.

Therefore, the parties agree as follows:

1.     Amendment to Security Deposit Amount. Paragraph 3a) of the MOU shall be amended so that the words “$1 million” will be deleted and the words “$2 million” will appear in their place.

2.     All Other Terms to Remain the Same. All other terms and conditions of the MOU remain without modification.

3.     Entire Agreement. This Amendment contains the entire agreement between the parties with respect to the subject matter hereof, and no modification of this Amendment or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties. This Amendment has been duly authorized and executed by each of HMIT and HMNY and constitutes the legal, binding obligation of each of them.

Wherefore, the parties have executed this Amendment as of the date first written above.

[SIGNATURE PAGE FOLLOWS]

G.K. Muralikrishna
CEO and Managing Director
Helios and Matheson Information Technology Ltd.

Divya Ramachandran
President and CEO
Helios and Matheson Analytics Inc.